Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Coral Springs, FL (August 14, 2007) – CareGuide, Inc. (OTCBB: CGDE), a total population health management company, announced today its results for the three and six months ended June 30, 2007.

For the quarter ended June 30, 2007, the Company reported a loss from continuing operations of $3.4 million, or $0.05 per basic and diluted share, on revenues of $4.9 million, compared with income from continuing operations of $204,000 on revenues of $13.8 million for the same quarter of the prior year. Net loss for the second quarter of 2007, including income from discontinued operations of $54,000, was $3.3 million compared with a net loss for the same quarter of the prior year, including a loss from discontinued operations of $286,000, of $82,000. Earnings before interest and investment gains or losses, taxes, depreciation and amortization (EBITDA) from continuing operations for the second quarter of 2007 was a loss of $2.1 million compared with positive EBITDA of $1.4 million for the quarter ended June 30, 2006.

For the first half of 2007, the Company reported a loss from continuing operations of $6.1 million on revenues of $13.1 million compared with income from continuing operations of $684,000 on revenues of $29.5 million for the first half of 2006. Net loss for the first half of 2007, including income from discontinued operations of $57,000, was $6.0 million compared with net income for the prior year period, including a loss from discontinued operations of $286,000, of $398,000. EBITDA from continuing operations for the first half of 2007 was a loss of $3.6 million compared with positive EBITDA of $2.7 million for the first half of 2006.

The revenue declines for both the three and six-month periods were primarily the result of the Company’s exit from its capitated risk contracts, which was completed by January 31, 2007. The Company had no capitated risk revenue in the second quarter ended June 30, 2007, compared with $8.9 million in the prior year quarter. For the first half of 2007, the Company reported $3.0 million in capitated risk revenue compared with $17.6 million for the first six months of 2006.

Included in revenues for the quarter ended June 30, 2006, was $701,000 of post-acute related administrative services only (ASO) fee revenue from a former capitated risk contract that was in transition to its final termination date of May 1, 2006, as well as $477,000 of ASO revenue from a division of the Company that was closed as of December 31, 2006. After excluding these items that were included in ASO revenue for the three months ended June 30, 2006, but not for the three months ended June 30, 2007, ASO revenue increased by $1.2 million to $4.9 million for the quarter ended June 30, 2007, from $3.7 million for the quarter ended June 30, 2006. A significant portion of this increase was due to the $1.1 million of ASO revenue for the quarter ended June 30, 2007, from customers the Company acquired through its merger with Haelan Corporation, which was completed in December 2006.

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CGDE Announces Second Quarter 2007 Financial Results

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Revenues for the first half of 2006 included $3.2 million of post-acute related ASO fee revenue from the former capitated risk contract mentioned above, a one-time bonus payment of $1.2 million related to a performance-based contract, as well as $1.0 million of ASO revenue from the division of the Company that was closed as of December 31, 2006. After excluding these items that were included in ASO revenue for the first half of 2006, but not for the first half of 2007, ASO revenue increased by $3.5 million to $10.0 million for the first half of 2007, from $6.5 million for the first half of 2006. As mentioned previously, a significant portion of this increase was due to the $2.3 million of ASO revenue for the first half of 2007 from customers the Company acquired through its merger with Haelan.

As previously disclosed, the Company has undertaken significant restructuring initiatives to exit risk-based contracts and migrate its business to a non-risk ASO revenue model. The Company also consolidated office locations to improve efficiencies. As a result of these initiatives, the Company anticipates reductions in force aggregating approximately 75 employees with annualized salaries and benefits of approximately $3.2 million. The Company currently estimates severance and other costs in connection with these restructuring initiatives of approximately $1.3 million. The restructurings are expected to be completed in the third and fourth quarters of 2007. The Company recorded restructuring costs of approximately $585,000 and $700,000 during the three and six months ended June 30, 2007, respectively.

“In addition to the restructuring costs, we have seen the near-term effect of the termination of our risk-based contracts on revenues and earnings,” stated Chris Paterson, chief executive officer. “Today’s business model is totally ASO, and we believe this direction will have a positive long-term effect. With the recent addition of Tom Tran, president and chief financial officer, and J. Pegues, executive vice president and chief sales and marketing officer, we have built a very strong and capable executive management team that is well positioned for success.”

As previously disclosed, Comerica Bank, the lender on the Company’s current $8 million line of credit facility, has conditionally agreed to extend the maturity date on the credit facility from October 1, 2007 to January 1, 2009. Comerica has also conditionally committed to expand the credit facility by $1 million. Both of these commitments, however, are subject to the negotiation and execution of definitive documentation and the receipt of necessary consents.

Presented below is a reconciliation of (loss) income from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA (loss) income from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2007	2006	2007	2006
Income (loss) from continuing operations, GAAP basis	$ (3,367)	$ 204	$ (6,089)	$ 684
Depreciation and amortization	739	587	1,501	1,136
Interest income	(29)	(125)	(133)	(235)
Trading portfolio loss	59	213	37	229
Interest expense	491	406	980	808
Income tax expense	41	119	85	98
EBITDA (loss) income from continuing operations, non-GAAP basis	$ (2,066)	$ 1,404	$ (3,619)	$ 2,720

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CGDE Announces Second Quarter 2007 Financial Results

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About CareGuide

CareGuide delivers health optimizing solutions that represent the next generation of disease management. CareGuide distinguishes itself by combining high human touch with sharply focused technology to identify, engage, and help individuals in need – the Company’s focus is to find more, miss fewer, and help better. Because of its unique One Care Street™ approach, CareGuide can identify an unprecedented two-thirds of the next year’s high utilizers of medical services, and impact the medical trend of the entire population in a health plan or employer group. Visit www.careguide.com for more information.

This release contains information and statements about management’s view of the Company’s future expectations, financial results, plans and prospects, the realization of expected cost savings as a result of restructuring initiatives, enhancement of the Company’s gross margins, improvement of operating cash flow, prospects for growth of the Company’s ASO business and improvement of its operating results in future periods, prospects for extending and expanding the Company’s line of credit facility and the availability of capital, and the impact of the Company’s product offerings on customer healthcare costs, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s financial condition, its ability to realize expense savings and to operate more effectively following its restructuring efforts, its ability to extend and expand its line of credit facility (including the ability to obtain all necessary consents and guarantees of large stockholders), its ability to integrate and sell the Company’s legacy product offerings with the product offerings acquired through the Haelan merger, its ability to successfully transition to an ASO-based revenue model, its ability to compete with disease management companies and others in the healthcare industry, the competitive environment generally in the healthcare industry and the growth of the healthcare market, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April  17, 2007, the Company’s Form 10-QSB for the three months ended March 31, 2007, filed with the SEC on May 15, 2007, as well as other documents the Company files with the SEC.

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CGDE Announces Second Quarter 2007 Financial Results

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CAREGUIDE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except shares and par values)
	June 30, 2007	Dec. 31, 2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 2,000	$ 5,975
Restricted cash available for current liabilities	2,308	4,717
Securities available for sale	21	24
Securities held for trading	246	284
Notes receivable	-	308
Accounts receivable, net of allowance for doubtful accounts of $779 and $544, respectively	1,950	3,503
Prepaid expenses and other current assets	610	587
Current assets of discontinued operations	335	344
Total current assets	7,470	15,742
Property and equipment, net	2,737	2,948
Intangibles and other assets, net	5,145	5,963
Goodwill	32,692	32,629
Restricted cash	924	908
Total assets	$ 48,968	$ 58,190

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 4,829	$ 7,260
Line of credit	8,000	8,000
Accounts payable and accrued expenses	5,051	4,932
Deferred revenue	225	1,500
Current tax liability	286	344
Current portion of lease obligations	380	365
Current liabilities of discontinued operations	359	425
Total current liabilities	19,130	22,826

Long-term liabilities:
Notes payable	6,682	6,520
Lease obligations, net of current portion	913	1,107
Deferred tax liability	7	7
Total liabilities	26,732	30,460

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 and 80,000,000 shares authorized; 67,538,976 shares issued and outstanding	675	675
Additional paid-in capital	63,002	62,474
Other comprehensive loss	(21)	(32)
Accumulated deficit	(41,420)	(35,387)
Total stockholders’ equity	22,236	27,730
Total liabilities and stockholders’ equity	$ 48,968	$ 58,190

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CGDE Announces Second Quarter 2007 Financial Results

August 14, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Operations (Shares and dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Capitation revenue	$ -	$ 8,901	$ 3,032	$ 17,606
Administrative and fee revenue	4,925	4,896	10,064	11,852
Total revenues	4,925	13,797	13,096	29,458
Cost of services – direct service costs, excluding depreciation and amortization of $494, $340, $1,087 and $680, respectively	3,538	9,889	10,273	21,620
Gross profit	1,387	3,908	2,823	7,838

Operating costs and expenses:
Selling, general and administrative expense	2,868	2,504	5,742	5,118
Restructuring costs	585	-	700	-
Depreciation and amortization	739	587	1,501	1,136
Total operating costs and expenses	4,192	3,091	7,943	6,254

Operating (loss) income from continuing operations	(2,805)	817	(5,120)	1,584

Other income (expense):
Interest and other income	29	125	133	235
Trading portfolio loss	(59)	(213)	(37)	(229)
Interest expense	(491)	(406)	(980)	(808)
(Loss) income from continuing operations before income taxes and discontinued operations	(3,326)	323	(6,004)	782

Income tax expense	(41)	(119)	(85)	(98)
(Loss) income from continuing operations	(3,367)	204	(6,089)	684
Income from discontinued operations	54	(286)	57	(286)
Net (loss) income	(3,313)	(82)	(6,032)	398
Accretion of preferred stock	-	-	-	(11)
Net (loss) income attributable to common stockholders	$ (3,313)	$ (82)	$ (6,032)	$ 387

Net (loss) income per common share-basic and diluted:
(Loss) income from continuing operations	$ (0.05)	$ -	$ (0.09)	$ 0.01
Discontinued operations	-	-	-	-
Net (loss) income	$ (0.05)	$ -	$ (0.09)	$ 0.01

Weighted average common shares outstanding:
Basic	67,539	67,539	67,539	67,539
Diluted	67,539	70,411	67,539	63,998

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CGDE Announces Second Quarter 2007 Financial Results

August 14, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Cash Flows (Dollars In thousands)
	Six Months Ended June 30,
	2007	2006
Cash provided by (used in) operating activities:
Net (loss) income	$ (6,032)	$ 398
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,501	1,136
Stock option compensation	92	51
Amortization of warrants	436	448
Interest expense on notes payable	161	-
Additional (loss) income from subleases	(243)	455
Decrease in accounts receivable	1,553	528
Increase (decrease) in prepaid expenses and other current assets	63	(42)
Decrease in claims payable	(2,431)	(2,089)
Increase (decrease) in accounts payable and accrued expenses	112	(1,526)
(Decrease) increase in deferred revenue	(1,275)	351
Increase in other assets	-	74
Reverse trading portfolio loss	54	229
(Decrease) increase in current tax liability	(54)	143
Deferred tax benefit	-	(141)
(Decrease) increase in current liabilities of discontinued operations	(57)	251
Net cash (used in) provided by operating activities	(6,120)	266

Cash provided by (used in) investing activities:
Purchases of property and equipment	(496)	(91)
Restricted deposits, net	2,394	1,128
Collection of notes receivable	310	-
Cash (used in) acquired in merger, net of acquisition costs	(62)	4,329
Net cash provided by investing activities	2,146	5,366

Cash used in financing activities:
Principal payments of capital lease obligations	(1)	(158)
Net cash used in financing activities	(1)	(158)

Net (decrease) increase in cash and cash equivalents	(3,975)	5,474
Cash and cash equivalents, beginning of period	5,975	2,336
Cash and cash equivalents, end of period	$ 2,000	$ 7,810

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